Exhibit 5.1
March 13, 2006
Board of Directors
Ashford Hospitality Trust, Inc.
14180 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Ladies and Gentlemen:
     We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed issuance of up to 2,572,117 shares of the Company’s common stock, par value $.01 per share (the “Shares”) pursuant to the Company’s 2003 Stock Incentive Plan, as amended (the “Stock Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on January 18, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Stock Plan.

5.	Resolutions of the Board of Directors and the stockholders of the Company adopted by unanimous written consent on March 7, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization of the Stock Plan and the issuance of the Shares pursuant thereto.

Board of Directors
Ashford Hospitality Trust, Inc.
March 13, 2006

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Stock Plan and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors authorizing such issuance, the Shares will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

HOGAN & HARTSON L.L.P.